UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2022

Ontrak, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Paseo Verde Parkway, Suite 280, Henderson, NV 89052
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (310) 444-4300

(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	OTRK	The NASDAQ Global Market
9.50% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value	OTRKP	The NASDAQ Global Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2022, the Board of Directors (the “Board”) of Ontrak, Inc. (the "Company") appointed Judith Feld, MD, age 68, as Chief Medical Officer ("CMO") of the Company, effective July 26, 2022, following the previously reported resignation of Dr. Robert Accordino. Dr. Feld brings over 30 years of experience to the role and is a Distinguished Life Fellow of the American Psychiatric Association, from whom she received the APA’s Bruno Lima Award for Disaster Relief for her volunteer work in New Orleans with first responders following Hurricane Katrina. She also has been awarded significant grant funding to implement integrated care models in New York state. Dr. Feld holds an MD from the University of Pennsylvania, a Master of Public Health from SUNY Buffalo, and Master of Medical Management from USC Marshall School of Business.

As previously reported, on June 27, 2022, the Board appointed Brandon H. LaVerne as Co-President and Chief Operating Officer of the Company, Mary Louise Osborne as Co-President and Chief Commercial Officer, and James J. Park as Chief Financial Officer, each effective immediately.
The Company has entered into an employment agreement with each of Mr. LaVerne, Ms. Osborne, Mr. Park and Dr. Feld, which sets forth the respective duties of each officers' roles as executive officers of the Company and the terms of each officers' compensation. Each employment agreement is for a term of three (3) years commencing on June 27, 2022 for Mr. Laverne, Ms. Osborne and Mr. Park, and on July 26, 2022 for Dr. Feld, with an option to renew for another three (3) years. As compensation for each officers' services, the following shall be provided to each of the appointed officers, including expense reimbursement and other benefits:

•Mr. LaVerne - base salary equal to $450,000 annually in equal bi-weekly installments, less applicable taxes, and discretionary bonus which will be targeted at 100% of Mr. LaVerne's annual base salary, which will be based on Mr. LaVerne achieving individual goals and milestones, and the overall performance and financial condition of the Company;

•Ms. Osborne - base salary equal to $450,000 annually in equal bi-weekly installments, less applicable taxes, and discretionary bonus which will be targeted at 100% of Ms. Osborne's annual base salary, which will allow overachievement to a maximum of 200% of annual base salary, which will be based on Ms. Osborne achieving individual goals and milestones, and the overall performance and financial condition of the Company;

•Mr. Park - base salary equal to $350,000 annually in equal bi-weekly installments, less applicable taxes, and discretionary bonus which will be targeted at 50% of Mr. Park's annual base salary, which will be based on Mr. Park achieving individual goals and milestones, and the overall performance and financial condition of the Company; and

•Dr. Feld - base salary equal to $350,000 annually in equal bi-weekly installments, less applicable taxes, discretionary bonus which will be targeted at 50% of Dr. Feld's annual base salary, which will be based on Dr. Feld achieving individual goals and milestones, and the overall performance and financial condition of the Company. In addition, on July 29, 2022, the Compensation Committee approved stock options to purchase up to 100,000 shares of the Company's common stock with a per share exercise price equal to the closing price of a share on the date of grant and subject to all of the provisions of the Company’s 2017 Stock Incentive Plan (the “Plan”), vesting over four years from the date of grant with one-fourth (1/4) of the option vesting in one year, and the remainder of the option vesting in equal quarterly installments thereafter according to the terms of the Plan and applicable award agreement.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.        Description
99.1    Press Release, dated July 26, 2022.
104        Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ontrak, Inc.

Date: July 29, 2022	By:	/s/ James J. Park
	Name:	James J. Park
	Title:	Chief Financial Officer

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